SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2005

Fellow Shareholder:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Shareholders of StanCorp Financial Group, Inc. The meeting will be held May 9 in Portland, Oregon at 11:00 a.m. Pacific time in Brunish Hall of the Portland Center for the Performing Arts. The Portland Center for the Performing Arts is located at Southwest Broadway and Main in downtown Portland.

At the Annual Meeting we will discuss our operations and results for 2004, and vote on each of the matters set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Also included with this mailing is our 2004 Annual Report to Shareholders, which includes our Form 10-K and audited financial statements for the fiscal year.

If you are unable to attend and vote in person, you can still participate in the Annual Meeting by voting your proxy by mail, telephone, or over the Internet. For instructions on voting by each of these methods, please refer to the proxy card in this packet. A vote by telephone or over the Internet must be received by May 8, 2005. A mailed proxy card must be received prior to the Annual Meeting.

On behalf of the entire Board of Directors, I encourage you to vote your proxy either in person or via one of the other methods available so that your shares can be represented at the Annual Meeting.

Sincerely,

ERIC E. PARSONS

Chairman, President and Chief Executive Officer

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of StanCorp Financial Group, Inc., an Oregon corporation, will be held May 9, 2005, at 11:00 a.m. Pacific time in Brunish Hall of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, for the following purposes:

1.	Election of directors;

2.	Proposal to ratify appointment of independent registered public accounting firm; and

3.	Any other business that may properly come before the shareholders at the Annual Meeting.

The close of business on March 4, 2005 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may vote in person, by written proxy, by telephone or over the Internet. Instructions for voting by telephone and over the Internet are printed on the enclosed proxy card. If you attend the meeting and intend to vote in person, please notify our personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael T. Winslow

Senior Vice President, General Counsel

and Corporate Secretary

March 28, 2005

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

I.    GENERAL INFORMATION

This Proxy Statement concerns the Annual Meeting of Shareholders of StanCorp Financial Group, Inc. (“StanCorp,” the “Company,” “we,” “us,” “our”) to be held on May 9, 2005 (“Annual Meeting”). The Annual Meeting will be held at 11:00 a.m. Pacific time in Brunish Hall of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon. Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “SFG.” We have only one outstanding class of common stock that is eligible to vote. As of March 4, 2005, we had 28,440,385 outstanding shares of common stock (“Common Stock”).

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting. You will be asked to vote upon two items: Item 1. Election of Directors; and Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm. Your proxy also will permit a vote on any other matter that may legally come before the Annual Meeting. We currently are not aware of any other item that will require a shareholder vote.

Included with this mailing is a copy of our 2004 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and our audited financial statements. Distribution of this Proxy Statement, the accompanying proxy card and voting instructions occurs on or about March 28, 2005 to holders of our Common Stock as of the record date for the Annual Meeting.

Voting Rights

Each share of our Common Stock is entitled to one vote on each proposal and with respect to each director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the Annual Meeting, you must own our Common Stock on the record date. The Board has set the record date as the close of our business day on March 4, 2005 (“Record Date”). If you owned shares as of the Record Date, you may vote either in person at the Annual Meeting or by proxy. You may vote by proxy by completing a proxy card and mailing it in the postage paid envelope, by using a toll-free telephone number, or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Pacific time on May 8, 2005. If you choose to vote by mail, we must receive your proxy card prior to the Annual Meeting.

Voting by Proxy

Included in this packet is a proxy card. The Company is soliciting this proxy from you on behalf of its Board of Directors. The proxyholder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxyholders will vote your shares in accordance with the recommendations of our Board with regard to Items 1 and 2. If other matters come before the Annual Meeting that require a shareholder vote, the proxyholder will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to our Corporate Secretary, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by May 6, 2005. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy we have received from you. Third, you can revoke your proxy by voting in person at the Annual Meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, our Articles of Incorporation and our Bylaws, the election of nominees to our Board at the Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving the highest number of votes cast in each class will be elected. For a proposal to pass at the Annual Meeting the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the Annual Meeting, but not voting.

Cost of Proxy Solicitation

We pay the cost of soliciting proxies. Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, facsimile or other electronic means. We have also engaged the firm of Georgeson Shareholder to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Shareholder a fee of $5,000 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp Common Stock.

II.    MATTERS TO BE VOTED UPON

1.    Election of Directors

Under Oregon law and pursuant to our Articles of Incorporation and Bylaws, StanCorp’s business, property and affairs are managed under the direction of the Board of Directors. Members of our Board are kept informed of our business through regular discussions with our President and Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided, through reliance on qualified experts in professional disciplines retained at the discretion of the directors, and by participating in meetings of the Board and its committees.

The Board was comprised of 12 directors at the end of 2004. Our Board is divided into three classes of a nearly equal number of directors. Each class serves a three-year term in office. At this Annual Meeting, you will be requested to elect four Class III directors. Class III currently consists of four directors, all of whom have agreed to stand for re-election. Class III directors, if elected, may serve until the Annual Meeting of Shareholders in 2008.

One director, Richard Geary, will reach mandatory retirement age with the 2005 Annual Meeting. The Board and management thank Mr. Geary for his many years of dedicated service to the Company. The Board has adopted a resolution reducing the size of the Board to 11 members effective as of the Annual Meeting. Votes may not be cast for a greater number of director nominees than four.

Our Board also serves as the Board of Directors of our principal subsidiary, Standard Insurance Company. Unless otherwise noted in the biographical information below, our directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

Directors in Classes

Information, as of December 31, 2004, about each nominee and continuing director is below. This information includes the director’s age, positions held with us, principal occupation, business history for at least the last five years, committees of our Board on which the director serves, and other corporate directorships held.

	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	57	1989	Director	2006
Peter O. Kohler, MD	66	1990	Director	2006
Eric E. Parsons	56	2002	Chairman, President and CEO	2006

Class II
Jerome J. Meyer	66	1995	Director	2007
Ralph R. Peterson	60	1992	Director	2007
E. Kay Stepp	59	1997	Director	2007
Michael G. Thorne	64	1992	Director	2007

Class III
Frederick W. Buckman	58	1996	Director	2005
John E. Chapoton	68	1996	Director	2005
Wanda G. Henton	53	2002	Director	2005
Ronald E. Timpe	65	1993	Director	2005

(1)	Directors elected prior to 1999 served on the Board of Directors of Standard Insurance Company, and became directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

Nominees for Election at the Annual Meeting

The Board has proposed the following individuals for election as Class III directors: Frederick W. Buckman, John E. Chapoton, Wanda G. Henton, and Ronald E. Timpe, all of whom are current directors. Each nominee for election under Class III qualifies as an independent director under applicable NYSE rules, with the exception of Mr. Timpe, who, due to his recent tenure as CEO, may not be considered independent prior to September 1, 2006. If elected, Class III directors except for Mr. Chapoton will serve a three-year term of office to expire at the Annual Meeting of Shareholders in 2008 and until their successors are elected and qualified. Mr. Chapoton will reach mandatory retirement age at the 2007 Annual Meeting of Shareholders.

If any nominee should become unable to serve, the proxyholder will vote for the person or persons the Board recommends, if any. We have no reason to believe that any of the nominees is not available or would be unable to serve if elected.

Business History of Nominees for Election

Frederick W. Buckman.    Since 1999, Mr. Buckman has served as Chairman and Chief Executive Officer of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems, and as President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon. From 1994 to 1998, Mr. Buckman was President, Chief Executive Officer and Director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman serves as Lead Director of StanCorp, chairs the Nominating and Corporate Governance Committee, and serves on the Organization and Compensation Committee.

John E. Chapoton.    Since 2001, Mr. Chapoton has been a partner of Brown Investment Advisory and Trust Company in Washington, D.C. From 1984 to 2000, Mr. Chapoton was a partner in the law firm of Vinson & Elkins, serving as managing partner of the Washington, D.C. office of that firm through 1999. Mr. Chapoton is a director of Saul Centers, Inc., a Real Estate Investment Trust based in Bethesda, Maryland. Mr. Chapoton serves on the Nominating and Corporate Governance Committee and the Organization and Compensation Committee.

Wanda G. Henton.    Since 1996, Ms. Henton has been Chair and Chief Executive Officer of Lloyd Bridge Advisory Corporation, a marketing and private placement consulting firm serving investment management organizations. From 1992 to 1995, Ms. Henton served as Senior Vice President of Lazard Freres, an international investment bank. Ms. Henton serves on the Audit Committee and the Nominating and Corporate Governance Committee.

Ronald E. Timpe.    From 1998 to May 2004, Mr. Timpe was Chairman of the Board of Directors of StanCorp and our principal subsidiary, Standard Insurance Company. From 1994 to 2002, Mr. Timpe served as President and Chief Executive Officer of Standard Insurance Company and, upon its formation in 1998, StanCorp Financial Group, Inc. Mr. Timpe serves on the Finance and Operations Committee.

Our Board of Directors recommends a vote FOR the election

of the above nominees as directors.

Business History of Continuing Directors

Virginia L. Anderson.    Since 1988, Ms. Anderson has been the Director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Ms. Anderson serves on the Audit Committee and the Nominating and Corporate Governance Committee.

Peter O. Kohler, MD.    Since 1988, Dr. Kohler has been President of Oregon Health & Science University, located in Portland, Oregon. He is also a member of the Oregon Health & Science University Board of Directors and is a director of the Portland Branch of the Federal Reserve Bank of San Francisco. Dr. Kohler serves on the Finance and Operations Committee and the Organization and Compensation Committee.

Jerome J. Meyer.    Mr. Meyer is the retired Chairman of the Board and Chief Executive Officer of Tektronix, Inc., a high technology company located in Beaverton, Oregon. Mr. Meyer serves on the Audit Committee and the Finance and Operations Committee.

Eric E. Parsons.    Mr. Parsons is Chairman, President and Chief Executive Officer of StanCorp and our principal subsidiary, Standard Insurance Company. Prior to his appointment as President and CEO, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company. He has also served as Chief Financial Officer and has held management positions in finance, investments, mortgage loans and real estate since joining the Company in 1968. Mr. Parsons is a commissioner of the Portland Development Commission, a special purpose government agency which fulfills the city’s urban renewal, housing and economic development functions.

Ralph R. Peterson.    Since 1991, Mr. Peterson has been Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., an engineering, design and consulting firm located in Denver, Colorado. Mr. Peterson is also a director of Xcel Energy, a multi-state electricity and natural gas utility headquartered in Minneapolis, Minnesota. Mr. Peterson is Chair of the Audit Committee and serves on the Finance and Operations Committee.

E. Kay Stepp.    From 1994 to 2002, Ms. Stepp was principal and owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief Operating Officer of Portland General Electric, an electric utility. Ms. Stepp is Chair of the Corporate Board of Providence Health System and also serves as a director of Planar Systems, Inc. and Franklin Covey Co. Ms. Stepp is Chair of the Organization and Compensation Committee and serves on the Finance and Operations Committee.

Michael G. Thorne.    From January 2002 to October 2004, Mr. Thorne was Director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive Director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. He maintains an active ownership and management interest in the Thorne family farm near Pendleton, Oregon. Mr. Thorne is Chair of the Finance and Operations Committee and serves on the Audit Committee.

2.    Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP, (“Deloitte & Touche”) as the Company’s independent registered public accounting firm for the year 2005. Although not required, our Board is requesting ratification by our shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

We have been advised that representatives of Deloitte & Touche will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2004 and 2003 were as follows:

	2004	2003
Audit Fees	$1,323,500	$643,000
Audit-Related Fees	147,200	125,875
Tax Fees	70,794	68,141
All Other Fees	—	—

Total	$1,541,494	$837,016

Audit fees were paid for audits of the financial statements of the Company and its subsidiaries, and review of its quarterly financial statements. The audit in 2004 required additional resources to meet the requirements of the Sarbanes-Oxley Act of 2002. “Audit-related” fees were paid for audit of the Company’s employee benefit plans, a report on the procedures of the Retirement Plans Division (per Statement on Auditing Standards No. 70), and audits of certain real estate operating expenses.

Tax fees were paid for assistance related to an appeal with the Internal Revenue Service that concluded in 2004, and for the purchase of software produced by a Deloitte & Touche subsidiary that is used in the filing of the Company’s federal income tax return.

The Audit Committee has established a policy under which all audit and non-audit services performed by the independent registered public accounting firm must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Our Board of Directors recommends a vote FOR ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2005.

3.    Other Matters

Our Board knows of no other matters to be brought before the Annual Meeting. If other matters are presented, the persons named as proxies will vote on such matters as recommended by management.

III.    OTHER INFORMATION

Performance of the Company’s Common Stock

The following graph provides a comparison of the cumulative total shareholder return on the Company’s Common Stock, with the cumulative total return of the Standard & Poor’s (“S&P”) Life and Health Insurance Index, the S&P 500 Index and the S&P Insurance Group Index. The comparison assumes $100 was invested on December 31, 1999 in the Company’s Common Stock and in each of the foregoing indexes and assumes the reinvestment of dividends.

This graph covers the period of time beginning December 31, 1999 through December 31, 2004.

Corporate Governance

Director Independence

The majority of our directors qualify as independent directors under the listing standards of the NYSE. The Board annually reviews any relationship that each director has with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following this annual review, only those directors whom the Board affirmatively determines have no material relationship with the Company will be considered independent directors, with the understanding that the Board’s consideration regarding the materiality of the relationship will address both the individual and the Company.

Under Company and NYSE standards, each current director is independent except for Ronald E. Timpe, due to his recent tenure as CEO, and current Chairman, President & CEO, Eric E. Parsons.

Committees of the Board

Our Board has four committees, the functions of which are discussed below. Each of these committees has a written charter. Charters for the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees are available on the Company’s Web site, www.stancorpfinancial.com/investors. Print copies of these documents are available upon request to our Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

Audit Committee.    The Audit Committee met four times in 2004, and in addition held a teleconference each quarter to discuss the Company’s financial results and earnings release. It is the responsibility of the Audit Committee to: select the firm of independent registered public accountants; review the quality of the public accountants’ work; ensure the independence of the public accountants; review the audit scope and plan; review and discuss with the public accountants their annual audit report and accompanying management letter and quarterly financial reviews; oversee the adequacy of the internal control structure; and review earnings press releases and financial earnings guidance that will be released publicly. The Audit Committee is empowered to retain independent accountants, legal counsel, and others, as necessary, to assist in carrying out its duties.

Members of the Audit Committee are Ralph R. Peterson, Chair, and Directors Anderson, Henton, Meyer and Thorne. The Board has determined that Ralph R. Peterson, Chair of the Audit Committee, meets the qualifications of and has been designated as the “audit committee financial expert” in accordance with the requirements of applicable SEC rules. The Board has also determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see “Report of the Audit Committee,” below.

Finance and Operations Committee.    The Finance and Operations Committee met four times in 2004. It is the responsibility of the Finance and Operations Committee to: oversee the maintenance of an appropriate capital structure; review operational plans and budgets; oversee the investment policy and review and approve investment reports; make periodic recommendations regarding dividends; and provide counsel to management regarding acquisitions, divestitures and other business combinations. The Committee Chair reviews earnings press releases and financial earnings guidance that will be released publicly. Members of the Finance and Operations Committee are Michael G. Thorne, Chair, and Directors Kohler, Meyer, Peterson, Stepp and Timpe.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee met four times in 2004. It is the responsibility of the Nominating and Corporate Governance Committee to: review the organization and structure of the Board; review the qualifications of and recommend candidates for the Board and its committees; and review the effectiveness of the Board and oversee the ethics and compliance programs. Members of the Nominating and Corporate Governance Committee are Frederick W. Buckman, Chair, and Directors Anderson, Chapoton, Geary and Henton.

Organization and Compensation Committee.    The Organization and Compensation Committee met seven times in 2004. It is the responsibility of the Organization and Compensation Committee to: review executive compensation and recommend changes, as appropriate; develop and administer an overall compensation policy; monitor the performance of the CEO; oversee CEO and senior executive succession planning; oversee stock option and stock purchase plans; review certain organizational changes recommended by the CEO; and review Board compensation. Members of the Organization and Compensation Committee are E. Kay Stepp, Chair, and Directors Buckman, Chapoton, Geary and Kohler.

Board and Committee Meetings

In 2004, our full Board met five times, and executive sessions of the Board were held at each meeting. Executive sessions are chaired by our Lead Director and take place without the presence of the CEO, other officers, or directors who are not independent under applicable NYSE and Company director independence standards. Each director attended 75 percent or more of the aggregate number of Board meetings and meetings of committees of which he or she was a member, with the exception of Wanda Henton, who attended 54% of the aggregate number of Board meetings and meetings of committees of which she was a member. Directors are strongly encouraged to attend each annual meeting of shareholders, and eleven directors of the Company attended the 2004 Annual Meeting of Shareholders.

Communications with the Board of Directors

Our Board may be contacted by writing to:

Lead Director

c/o Corporate Secretary, P17A

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Director Nominations

StanCorp endeavors to maintain a Board of Directors representing a broad spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.	The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.	An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.	Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.	Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	expertise in financial accounting and corporate finance,

ii)	an understanding of management trends,

iii)	knowledge of the Company’s industry,

iv)	leadership skills in motivating high-performance talent, and

v)	the ability to provide strategic insight and vision.

G.	The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, the Board will discuss the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a director or Executive Officer (the CEO, or an officer reporting directly to the CEO) of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating and Corporate Governance Committee Chair (“Nominating Committee Chair”).

The Nominating Committee Chair will arrange to discuss the merits of the candidate with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating and Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Consistent with the Nominating and Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating and Corporate Governance Committee will also give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating and Corporate Governance Committee by writing the Company’s Corporate Secretary at StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a director of the Company.

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2006,” the Company’s bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an annual meeting of shareholders.

Interview and Selection Process.    The Nominating and Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating Committee Chair will lead a discussion with the Nominating and Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating and Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating Committee Chair shall also regularly consult with the Company’s CEO regarding the need for new directors, the qualifications of director candidates, and any recommendations regarding such candidates. Final decisions, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

We invite shareholders and other interested parties to view the Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning our Board and governance structure at www.stancorpfinancial.com/investors. Print copies of these documents are available upon request to Shareholder Relations, c/o StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

Committee Reports

Report of the Organization and Compensation Committee

This report was prepared by the Organization and Compensation Committee of the Company’s Board of Directors (“Committee”). The Committee is comprised entirely of independent directors and exercises sole authority with respect to compensation and benefits afforded the CEO, and advises the CEO with respect to the compensation of Executive Officers. The Committee also oversees all of the Company’s broad-based compensation and stock programs.

Overview

The Company’s compensation program is designed to reward superior performance at the organizational and personal levels and attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. The Company’s compensation program is guided by the following fundamental principles:

•	compensation is based on the performance of the Company, the business operations for which the officer is responsible, and the individual;

•	compensation is designed to allow the Company to compete with other organizations for executive talent; and

•	compensation aligns the interests of officers with those of the Company’s stockholders.

In 2004, the Committee reviewed the compensation program and benefits to ensure they continue to further these principles and serve the overall objectives of the Company. The 2004 review included a comprehensive report from an independent consulting firm, which assessed the effectiveness of the compensation program. As part of this analysis, the Committee reviewed the Company’s compensation program and performance and compared it to the performance of a group of comparable companies. In 2004 the Committee also revisited the composition of this group of comparable companies, resulting in a more targeted and accurate peer group for compensation analysis purposes. In addition to this annual review, the Committee regularly meets in executive session, without management present, to discuss items relating to executive and CEO compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the compensation programs of comparable companies.

To establish a competitive range of base salary and short- and long-term incentive compensation, the Committee reviews competitive market data from surveys, information from comparable companies, historical Company practices and the recommendations of independent compensation specialists. Compensation consultants are retained and compensated at the sole discretion of the Committee. The resulting decisions regarding compensation levels are based on competitive market practices, the officer’s level of responsibility, the strategic decision-making requirements of the position and organization and individual performance as measured against stated objectives. The Committee believes that the long-term focus on organizational performance brought about by these compensation principles keeps management focused on strategies that position the Company for sustained growth in earnings, revenue and shareholder returns.

The Committee also engages in an annual self assessment process to ensure that it is meeting the accountabilities outlined in this Report.

Compensation Components

In establishing executive compensation, the various components of compensation are considered collectively in order to properly assess the appropriateness of the Company’s program relative to the attainment of its objectives. The Company’s compensation program consists of two key elements: (i) an annual component, which includes base salary and an annual bonus, and (ii) a long-term component, which includes stock options, performance shares, tenure-based restricted stock, and cash.

Annual Component

In 2004, annual compensation for all officers of the Company consisted of two components—base salary and a cash payment under the Company’s Short Term Incentive Program (“STIP”). The base salaries for Executive Officers and the CEO were determined by the Committee based on each individual’s performance and, as previously discussed, the Company’s performance and the range of compensation of Executive Officers with similar responsibilities in comparable companies.

Annual bonuses paid to officers under the STIP are a significant element of the Company’s executive compensation program. The STIP is designed to reward participants for the achievement and success of general corporate goals and to recognize and reward their individual performance in achieving these goals.

Under the STIP, each officer of the Company is assigned annual performance goals that may relate to aspects of his or her job performance, the results attained in a business unit for which that officer is responsible and overall corporate financial results. The financial criteria used to measure results may include sales or revenue targets, business unit expense targets and specially crafted measures at the business unit level, and after-tax operating income, earnings growth and return on equity at the corporate level. Performance criteria may combine objective and subjective elements, and contain a discretionary component.

The Committee is responsible for determinations regarding performance goals for the CEO and those officers who report directly to him. All other determinations for officers below the Executive Officer level are made by the appropriate officers. Final payouts to all officers are subject to the approval of the Committee. In 2004, each Executive Officer (other than Mr. Parsons) had a targeted annual payout of 50%, to a maximum of 75% of base salary. The targeted annual payout for Mr. Parsons was 75% of base salary with a maximum payout of 112.5%. Payouts under the 2004 STIP are listed in the Summary Compensation Table, below.

Long-Term Compensation

The long-term incentive component of the Company’s executive compensation program currently consists of awards under the 1999 Omnibus Stock Incentive Plan (“1999 Stock Plan”) and the 2002 Stock Incentive Plan (“2002 Stock Plan”). These incentives are designed to reinforce management’s long-term focus on corporate performance and provide an incentive for key executives to remain with the Company for the long term.

Awards under the 1999 and 2002 Stock Plans have been a significant element of the Company’s executive compensation program. Compensation derived from stock ownership provides a strong incentive to increase shareholder value, since the ultimate value of this compensation is determined only by an increase in the price of the Company’s Common Stock over the term of each award. To date, awards under the 1999 and 2002 Stock Plans have taken the form of stock options and restricted stock awards.

Stock Options

Stock options, a principal form of long-term incentive compensation, promote executive retention because they carry multiple year vesting periods and, if not exercised, are forfeited if the employee leaves the Company before retirement or vesting occurs. Stock options are granted at the fair market value on the date of grant, with terms not to exceed 10 years, and are designed to keep management and professional employees oriented to long-term growth rather than short-term profits. Awards are granted at the discretion of the Organization and Compensation Committee based on a variety of factors, including a recipient’s demonstrated past and expected future performance, a recipient’s level of responsibility within the Company and his or her ability to affect shareholder value. In making awards, the Committee considers various measures of option valuation and the equity practices of comparable companies.

The Company made stock option awards to the CEO and the four other most highly compensated Executive Officers in 2004 as follows: 53,000; 15,000; 12,500; 12,500; 7,500 for Parsons, Ness, Ledbetter, McPike, and Winslow respectively. Stock options were also awarded to each other executive and non-executive officer of the Company in 2004.

Performance Shares

Performance-based restricted stock is an integral part of the Company’s long term compensation plan. These performance shares focus the recipient on designated long term performance goals and vest only if those targets are met. In 2004 the Company made three separate performance share awards to each Executive Officer with vesting based on 2004 performance, 2005 performance and 2006 performance, respectively. In each future year, the Committee intends to make only one award to each Executive Officer with vesting based on Company performance in the third year following the award. Each award consisted of approximately 60% restricted shares issued to the participant subject to forfeiture if continued employment and financial performance criteria for the applicable year are not met, and approximately 40% cash performance units each representing a right to receive cash equal to the value of one share of common stock subject to the same employment and financial performance criteria. Cash performance units allow recipients to pay tax liabilities associated with the release of shares without selling those shares. These grants are designed to be aligned with the Company’s financial targets and strategic plans, and provide a range of potential payouts based upon actual performance.

For each respective year from 2004 through 2006, the performance criteria are based on three components: earnings per share excluding after-tax net capital gains and losses (50%); premium revenues (35%); and pre-tax income of all businesses other than life and disability insurance (15%). The exact number of restricted shares and cash performance units that will vest on an annual basis will be determined based upon achievement of specific criteria related to these three components as further specified in a long-term incentive award agreement between each individual Executive Officer and the Company. Failure to meet established annual goals during any year will result in the forfeiture of shares and units that have not vested.

The performance-based awards granted in 2004 to current Executive Officers totaled 59,100 restricted shares and 39,000 cash performance units. Performance share and unit grants to individual Executive Officers are detailed in the table “Long-Term Incentive Plan—Awards in 2004” in this Proxy Statement. As described above, vesting of these shares and performance units is not guaranteed and occurs annually as specified goals are met.

Tenure-Based Restricted Stock

From time to time the Company has also selectively used tenure-based restricted stock awards. These shares vest if the individual remains an employee at a specified date in the future. In 2004, the Company awarded 2,000 shares of tenure-based restricted stock to Mr. Ness, which will vest provided he is an employee of the Company on May 3, 2007, and 1,500 shares of tenure-based restricted stock to Mr. Ledbetter, which will vest provided he is an employee of the Company on August 9, 2007.

In 2005, the Company intends to rely on stock options and performance-based restricted stock as a primary means of long-term compensation, believing compensation in the form of stock ownership increases long-term value for the stockholders while compensating individual employees for superior performance.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the policy of the Committee to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. However, the Committee considers it important to be able to utilize the full range of incentive compensation, even though some compensation may not be fully deductible, and has done so in the past with respect to the Chief Executive Officer and other highly compensated Executive Officers. Stock option grants and performance-based restricted stock grants received under the 2002 Stock Plan are intended to qualify for exclusion from the Section 162(m) limitations.

Chief Executive Officer Compensation

The CEO’s compensation for 2004 was determined pursuant to the same philosophy and objectives described earlier in this report and includes the same elements and performance measures as provided for the Company’s other senior executives. A proportionally higher amount of the CEO’s compensation is tied to performance than that of other executives. Under the STIP, the CEO’s annual targeted payment is between 75% and 112.5% of base salary. For 2004, the Committee approved Mr. Parsons’ base salary of $675,000. In addition, the Committee approved a cash bonus relating to 2004 performance of $579,567 under the STIP and a stock option grant of 53,000 shares. Based upon previously detailed performance measures, Mr. Parsons vested for an additional 70.2%, or 7,652 shares, of the restricted shares held pursuant to the 2004-2006 performance-based restricted stock program. The Committee’s compensation decisions were ratified by the Board. In awarding compensation, the Committee took note of Mr. Parsons’ continued and substantial contributions to the Company’s performance as measured against the Company’s goals and its peer group’s performance, in particular the total return to shareholders and progress in improving the Company’s return on equity and earnings per share.

Summary

The Committee is responsible for the overall review, monitoring and approval of all compensation decisions affecting the Company’s Executive Officers. This authority is exercised after consultation with the full Board of Directors. The Committee actively monitors the effectiveness of the executive compensation program and, on an annual basis, reviews the program against the principles set forth in this report and makes modifications it believes to be appropriate.

Organization and Compensation Committee:
E. Kay Stepp, Chair	Richard Geary
Frederick W. Buckman John E. Chapoton	Peter Kohler, M.D.

Report of the Audit Committee

Overview

The Audit Committee operates under a Charter approved by the Company’s Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent registered public accounting firm’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the New York Stock Exchange.

Findings and Recommendation

The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2004:

•	The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;

•	The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•	The Audit Committee has received written disclosures as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, indicating all relationships, if any, between the independent registered public accounting firm and its related entities and the Company and its related entities which, in the public accountants’ professional judgment, reasonably may be thought to bear on their independence. The Audit Committee has reviewed the letter from the public accountants confirming that in its professional judgment, it is independent from the Company and has discussed with the public accountants their independence from the Company; and

•	The Audit Committee has, based on its review and discussions with management of the Company’s 2004 audited financial statements and discussions with the public accountants, recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:
Ralph R. Peterson, Chair	Jerome J. Meyer
Virginia L. Anderson	Michael G. Thorne
Wanda G. Henton

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of our Common Stock as of December 31, 2004. In furnishing this information, we relied on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	Direct	% of Class
Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, Los Angeles, California	1,432,382	5.04%

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2004, of our Common Stock by each director and nominee, the CEO and certain Executive Officers, and by directors, nominees and Executive Officers as a group. Any restricted shares held by an officer are included. The table also includes stock options that vested on or before March 1, 2005. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

	Common Stock Beneficially Owned
	Direct		Vested Options	% of Class
Virginia L. Anderson	1,943		12,500	*
Frederick W. Buckman	6,995		11,000	*
John E. Chapoton	1,682		12,500	*
Richard Geary	20,539		12,500	*
Wanda G. Henton	532		8,000	*
Peter O. Kohler, MD	1,682		12,500	*
Jerome J. Meyer	3,875		12,500	*
Ralph R. Peterson	1,604	(1)	12,500	*
E. Kay Stepp	1,619		12,500	*
Michael G. Thorne	2,654		12,500	*
Ronald E. Timpe	86,135		62,709	*
Eric E. Parsons	73,457		112,250	*
Kim. W. Ledbetter	25,291	(2)(3)	39,625	*
J. Gregory Ness	21,757		57,750	*
Cindy J. McPike	11,018		18,625	*
Michael T. Winslow	10,761	(3)	14,062	*
Executive Officers and Directors as a Group (17 Individuals)	276,415		425,896	2.41%

*	Represents holdings of less than one percent.
(1)	Includes 52 shares owned by Mr. Peterson’s spouse.
(2)	Includes 248 shares owned by Mr. Ledbetter’s son.
(3)	Not included are 143,132 shares owned by Standard Insurance Company’s Defined Contribution Plan Trust for Home Office Employees and Standard Insurance Company’s Defined Contribution Plan Trust for Field Personnel. The purchase and sale of Common Stock by these plans are determined by terms of the plan and are carried out by the administrator. Mr. Ledbetter, Mr. Winslow and one other officer are co-trustees of the trusts. The co-trustees have voting power over the shares owned in the trust, but do not have investment or dispositive power over the shares. The co-trustees cannot withdraw shares from the trust and, upon retirement, neither the co-trustees nor any other employee participants receive distributions in stock from the plan.

Shares owned on December 31, 2004 included 5,513 performance-based restricted shares that were forfeited on February 15, 2005, including: 3,248; 596; 596; 596; and 477 for Parsons, Ledbetter, Ness, McPike, and Winslow, respectively.

Our Board believes it is important for the Company’s Executive Officers to own significant amounts of Company stock. This enhances the alignment of the Company’s Executive Officers with the interests of the Company’s shareholders, and demonstrates a commitment to the Company’s long-term financial success. In that regard, our Board has developed stock ownership guidelines for the Executive Officer group ranging from a multiple of four times base salary for the President and CEO to two times for other Executive Officers. For purposes of these guidelines, ownership will be measured over a rolling 24 month period. It is anticipated that targeted ownership levels will be met over time largely by means of acquisitions through company compensation plans such as the Long Term Incentive Program (“LTIP”) discussed herein.

Compensation of Directors and Officers

Director Compensation

In 2004, each director who was not an employee of StanCorp or Standard Insurance Company received an annual retainer fee of $25,000 and a $1,000 meeting fee for each Board meeting and committee meeting attended. Our Lead Director received an additional annual retainer of $25,000, and each chair of a Board committee received an additional annual retainer of $3,000, paid quarterly one-half in cash and one-half in StanCorp Common Stock. Each director also received an annual option to purchase 4,000 shares of Common Stock at fair market value on the date of grant, which is on the date of our Annual Meeting. These options vest one year from the date of the grant. In 2004 our Chairman received an additional annual retainer fee of $100,000 prorated for the period January 1 through May 3, 2004, at which time Eric E. Parsons succeeded Ronald E. Timpe as Chairman of the Board.

Effective January 1, 2005, each director who is not an employee of StanCorp or Standard Insurance Company receives an annual retainer fee of $45,000 and a $1,250 meeting fee for each committee meeting attended. Each chair of a Board committee receives an additional annual retainer fee of $5,000. The Lead Director receives a premium retainer fee of $25,000 for a total annual retainer fee of $70,000. All cash compensation will be paid quarterly. The retainer fee is paid 66.7% in cash and 33.3% in unrestricted common stock. Additionally, each director receives an annual option to purchase 4,000 shares of common stock at fair market value on the date of grant. Our current Chairman, who is an employee of the Company, does not receive additional compensation for serving on the Board or as Chairman.

We reimburse directors for all travel and other expenses. Our directors receive only one retainer for serving on StanCorp’s and Standard Insurance Company’s boards and one meeting fee for joint meetings of StanCorp’s and Standard Insurance Company’s committees.

Officers’ Compensation

The information set forth below describes the components of total compensation of the CEO and the four other most highly compensated Executive Officers (collectively, the “Named Executives”) of the Company or its subsidiaries. For bonus and LTIP payout compensation, the Company reports amounts with respect to the year in which they are earned, even if paid in subsequent periods.

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)(1)	Restricted Stock Awards ($)(2)	Stock Options (#)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Eric E. Parsons Chairman, President and Chief Executive Officer	2004 2003 2002	675,000 575,000 435,385	579,567 555,235 336,570	32,700 16,100 13,697	— — 330,240	53,000 60,000 36,000	1,131,850 943,600 525,360	44,305 2,322 10,896

J. Gregory Ness Senior Vice President, Employee Benefits	2004 2003 2002	336,923 257,500 245,000	240,300 154,500 154,043	6,000 4,025 3,680	123,740 — —	15,000 12,500 12,500	206,398 235,900 131,340	14,810 1,485 7,407

Kim W. Ledbetter Senior Vice President, Asset Management and Individual Disability	2004 2003 2002	300,000 232,500 220,000	176,595 146,405 113,487	6,000 4,025 3,716	103,515 — —	12,500 10,000 10,000	206,398 227,500 131,340	12,106 23,400 16,797

Cindy J. McPike Senior Vice President and Chief Financial Officer	2004 2003 2002	285,000 235,000 167,691	187,530 164,500 75,943	6,000 3,065 2,400	— 97,620 —	12,500 12,500 12,000	206,398 179,688 77,419	6,235 389 262

Michael T. Winslow Senior Vice President, General Counsel and Corporate Secretary	2004 2003 2002	285,000 235,000 210,000	180,975 162,150 137,130	4,800 3,065 2,590	— 97,620 —	7,500 7,500 7,500	168,807 179,688 100,057	11,681 1,725 464

(1)	Other compensation consists of dividends paid on unvested performance-based restricted shares held by Named Executives.
(2)	Restricted stock awards represent the number of tenure-based restricted shares awarded to the Named Executive multiplied by the market value per share on the date of award. At December 31, 2004, Mr. Parsons held 8,000 tenure-based restricted shares valued at $660,000 which will vest in 2005 (6,000 shares) and 2006 (2,000 shares). Mr. Ness, Ms. McPike and Mr. Winslow each held 2,000 shares valued at $165,000 that will vest in 2007. Mr. Ledbetter held 1,500 shares valued at $123,750 that vest in 2007. The holders of this stock receive any dividends that are paid with respect to these shares.
(3)	LTIP payouts for 2004 represent the value of shares and cash performance units that vested based on the Company’s performance for the year under the terms of the Company’s 2004 performance-based restricted stock program (see “Long-Term Incentive Plan—Awards in 2004” below). In 2004, the Company’s financial performance resulted in the vesting of 7,652; 1,404; 1,404; 1,404 and 1,123 shares for Parsons, Ness, Ledbetter, McPike, and Winslow respectively. These executives also received cash performance units (each equal to the value of one share) in the amounts of 5,054; 913; 913; 913; and 772 respectively. LTIP payouts for 2002 and 2003 represented the value of shares that vested based on the Company’s return on equity for the year under the terms of the Company’s 2000-2003 performance-based restricted stock program.
(4)	Amounts shown include matching contributions credited to the accounts of the Named Executives under Standard Insurance Company’s non-qualified deferred compensation plans and imputed income from the Company’s group life insurance plan. Amounts of imputed income for 2004 for group term life contributions are: $2,322; $810; $1,242; $535 and $1,242 for Parsons, Ness, Ledbetter, McPike, and Winslow respectively. Company matching amounts contributed to the non-qualified plan in 2004 are: $44,305; $14,810; $12,106; $6,235 and $11,681 for these same executives.

2004 Option Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/per share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5% ($)	10% ($)
Eric E. Parsons	53,000	22.14	65.05	2/9/2014	2,168,209	5,494,666
J. Gregory Ness	12,500	5.22	65.05	2/9/2014	511,370	1,295,912
J. Gregory Ness	2,500	1.04	61.87	5/3/2014	97,274	246,512
Kim W. Ledbetter	12,500	5.22	65.05	2/9/2014	511,370	1,295,912
Cindy J. McPike	12,500	5.22	65.05	2/9/2014	511,370	1,295,912
Michael T. Winslow	7,500	3.13	65.05	2/9/2014	306,822	777,547

(1)	The options were granted on February 9, 2004, except for the grant of 2,500 options to Mr. Ness, which were granted on May 3, 2004. All options vest in four equal installments on the first four anniversaries of the grant date. Vesting will accelerate in certain circumstances if employment terminates following a change of control. See “Certain Relationships and Related Transactions” below.
(2)	Potential realized value at expiration is based on an assumption that the share price of Common Stock appreciates at the rate shown (compounded annually) from the date of the grant until the end of the 10-year term.

2004 Option Exercises and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Securities Underlying Unexercised Options at 12/31/04 (#)		Value of Unexercised In-the-Money Options at 12/31/04 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eric E. Parsons	3,000	149,610	76,000	120,000	3,376,015	3,119,940
J. Gregory Ness	—	—	45,250	33,750	2,255,344	897,294
Kim W. Ledbetter	10,000	485,094	29,000	27,500	1,378,875	720,200
Cindy J. McPike	3,750	144,125	11,375	16,125	386,436	538,649
Michael T. Winslow	—	—	8,437	17,813	287,699	469,951

(1)	Potential unrealized value is (i) the value of a share of Common Stock at December 31, 2004 ($82.50) less the option exercise price, times (ii) the number of shares covered by the options.

Long-Term Incentive Plan—Awards in 2004

During 2004 the Company made performance-based awards under the amended 2002 Stock Incentive Plan which are summarized in the following table:

Name and Position	Restricted Shares Granted	Cash Performance Units Granted	Performance or Other Period Until Maturation or Payout
Number of Shares and Units(1)
				Threshold	Target	Maximum
Eric E. Parsons	10,900 10,900 10,900	7,200 7,200 7,200	2004 2005 2006	0 0 0	12,600 12,600 12,600	18,100 18,100 18,100

J. Gregory Ness	2,000 2,000 2,000	1,300 1,300 1,300	2004 2005 2006	0 0 0	2,300 2,300 2,300	3,300 3,300 3,300

Kim W. Ledbetter	2,000 2,000 2,000	1,300 1,300 1,300	2004 2005 2006	0 0 0	2,300 2,300 2,300	3,300 3,300 3,300

Cindy J. McPike	2,000 2,000 2,000	1,300 1,300 1,300	2004 2005 2006	0 0 0	2,300 2,300 2,300	3,300 3,300 3,300

Michael T. Winslow	1,600 1,600 1,600	1,100 1,100 1,100	2004 2005 2006	0 0 0	1,800 1,800 1,800	2,700 2,700 2,700

(1)	Approximately 60 percent of each participant’s performance-based award was granted in the form of Common Stock issued to the participant subject to forfeiture if continued employment and financial performance criteria are not met (“Restricted Shares”). Approximately 40 percent of each participant’s performance-based award was granted in the form of cash performance units which each represent the right to be paid in cash an amount equal to the value of one share of Common Stock at the time of payment, subject to the same employment and financial performance criteria applicable to the grants of Restricted Shares (“Performance Units”). Each Executive Officer received three awards: one based on 2004 performance, one based on 2005 performance, and one based on 2006 performance. The Compensation Committee established financial performance criteria for each year based on the Company’s net income per diluted share excluding after-tax net capital gains and losses (weighted at 50 percent), premium revenues (weighted at 35 percent) and income before income tax of all businesses other than life and disability insurance (weighted at 15 percent). The financial performance criteria established by the Compensation Committee require progressive annual improvement in financial performance in order for vesting of awards to occur. On February 15 following the end of each year, participants who are employed by the Company on that date (or whose employment terminated as a result of retirement, death or disability) are vested with respect to all or a portion of the Restricted Shares and Performance Units as determined according to the Company’s financial performance for that year. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, reduce by up to 50 percent the calculated numbers of Restricted Shares and Performance Units that will vest based on circumstances relating to the performance of the Company or a participant. Upon a change in control (as defined) of the Company, all outstanding Restricted Shares and Performance Units will vest.

On February 15, 2005 the participants vested with respect to a portion of the Restricted Shares and Performance Units in the 2004 performance award as described in Note 3 of the Summary Compensation Table, above.

Standard Retirement Program

Each of the Named Executives participates in both the Standard Insurance Company Retirement Plan for Home Office Personnel and the Supplemental Retirement Plan for Senior Executives (the “Retirement Plans”).

The following table sets forth the benefits payable, assuming retirement at age 65, to participants in the Retirement Plans at the levels of compensation and the periods of service contained therein. Actual benefits payable to executives may be up to $1,000 per year less than the amount shown due to the effect of an additional variable in the benefit formula.

Annual Retirement Plan Benefits

High 5-Year Average Remuneration	Annual Benefit at Age 65 for Years of Service
	15	20	25	30	35
$150,000	$34,828	$46,603	$58,378	$70,153	$81,928
200,000	46,828	62,603	78,378	94,153	109,928
250,000	58,828	78,603	98,378	118,153	137,928
300,000	70,828	94,603	118,378	142,153	165,928
350,000	82,828	110,603	138,378	166,153	193,928
400,000	94,828	126,603	158,378	190,153	221,928
450,000	106,828	142,603	178,378	214,153	249,928
500,000	118,828	158,603	198,378	238,153	277,928
550,000	130,828	174,603	218,378	262,153	306,928
600,000	142,828	190,603	238,378	286,153	333,928
650,000	154,828	206,603	258,378	310,153	361,928
700,000	166,828	222,603	278,378	334,153	389,928
750,000	178,828	238,603	298,378	358,153	417,928
800,000	190,828	254,603	318,378	382,153	445,928
850,000	202,828	270,603	338,378	406,153	473,928
900,000	214,828	286,603	358,378	430,153	501,928
950,000	226,828	302,603	378,378	454,153	529,928
1,000,000	238,828	318,603	398,378	478,153	557,928

The benefits shown in the above table are payable in the form of a straight life annuity with annualized cost of living increases not to exceed a cumulative limit of 3% of the original benefit amount for each year after retirement. Benefits payable under the Retirement Plans are not subject to offset for Social Security benefits. Compensation taken into account under the Retirement Plans is the average monthly compensation paid to a participant during the consecutive 60-month period over the most recent 120-month period that produces the highest average compensation. For this purpose, compensation is the total of base salary and short-term incentive bonus in the year accrued.

As of December 31, 2004, the estimated highest 5-year average remuneration and credited years of service for each of the Named Executives under the Retirement Plans was: Mr. Parsons, $834,915 and 14 years; Mr. Ness, $404,823 and 25 years; Mr. Ledbetter, $366,848 and 30 years; Ms. McPike, $281,544 and 6 years; and Mr. Winslow $384,494 and 3 years. Mr. Winslow became an employee in 2001 and is not yet vested in the Retirement Plans.

Certain Relationships and Related Transactions

Change of Control Agreements

Standard Insurance Company has also entered into Change of Control Agreements with each Executive Officer. The provisions of these agreements become effective if and when there is a Change of Control (as defined below) of StanCorp or Standard Insurance Company. The Change of Control Agreements will continue in effect through December 31, 2005. The agreements will be automatically renewed for successive one-year terms unless StanCorp gives notice to the executive that StanCorp will not extend the expiration date (provided that no such notice can be given while a potential Change of Control is pending). If a Change of Control occurs, the expiration date is automatically extended for 24 months beyond the month in which the Change of Control occurs.

Under the Change of Control Agreements, StanCorp will provide the executive with the following benefits in the event of termination by StanCorp or Standard Insurance Company within 24 months of a Change of Control other than for cause:

•	a lump-sum payment in an amount equal to three times the sum of (a) the executive’s annual base salary in effect at the time the Change of Control occurs and (b) target incentive compensation payable to the executive under any short-term incentive plan;

•	an amount equal to the target bonus payable under any cash long-term incentive plan in effect immediately prior to the Change of Control;

•	outstanding stock options, restricted stock or other stock awards shall become immediately vested, become exercisable in full and all outstanding stock options shall remain exercisable; and

•	immediate vesting of all benefits to which the executive is entitled under any of the Company’s Retirement Plans and a 30-month continuation of certain welfare plans.

The Change of Control Agreements also provide that, to the extent any payments to the executives would be subject to “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code, the executives will receive “gross-up” payments in order to make them whole with respect to such taxes and any related interest and penalties.

For the purposes of the Change of Control Agreements, a “Change of Control” is defined generally to include:

•	an acquisition of 30% or more of the voting stock of StanCorp or Standard Insurance Company;

•	a change in the majority of the members of StanCorp’s or Standard Insurance Company’s Board within a 12-month period that is not supported by two-thirds of the incumbent directors;

•	approval by the shareholders of a merger or reorganization in which StanCorp’s or Standard Insurance Company’s shareholders do not own at least 51% of the voting securities of the resulting entity;

•	a sale of all or substantially all of StanCorp’s assets or those of Standard Insurance Company;

•	a tender or exchange offer which results in at least 30% of StanCorp’s voting securities or those of Standard Insurance Company being beneficially owned by the offeror; or

•	adoption by StanCorp’s or Standard Insurance Company’s Board of Directors of a resolution to the effect that a Change of Control has occurred.

Acquisition by an Executive Officer, or a group of persons including an executive, of 25% or more of the voting securities of StanCorp or Standard Insurance Company does not constitute a Change of Control under the Change of Control Agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, CEO and Executive Officers to file reports of holdings and transactions in our Common Stock with the Securities and Exchange Commission. Based on our records and other information, we believe that filing requirements applicable to our directors, CEO and Executive Officers with respect to 2004 have been met, with the exception of one report which was filed late with respect to one grant of 2,000 stock options made to Ms. McPike on February 11, 2002.

IV.    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2006

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating and Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 22, 2006 and March 19, 2006, addressed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	the name, age, business and residence addresses of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of Common Stock beneficially owned by the nominee; and

•	any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of Common Stock owned by the shareholder.

Under our Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to our Corporate Secretary. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at our principal office in Portland, Oregon not less than 50 days nor more than 75 days prior to that year’s annual meeting. However, if we have not provided shareholders notice of, or otherwise publicly disclosed, the date of the annual meeting within 65 days of the meeting date, notice must be received not later than the close of business on the 15th day following the date on which such notice was mailed or public disclosure was made. Our 2006 annual meeting is scheduled to be held on May 8, 2006. Therefore, a notice, to be timely, must be received by us between February 22, 2006 and March 19, 2006. If received after that date, the proposal, when and if raised at the 2006 annual meeting, will be subject to the discretionary vote of the proxyholder as described earlier in this material.

Please note that these rules govern raising proposals at the annual meeting. In order for a shareholder’s proposal to be considered for inclusion in our 2006 Proxy Statement, under SEC rules, we must receive the proposal by November 28, 2005. Shareholders should mail their proposal to our Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207.

In order to make a proposal, the shareholder must also provide us with a brief description of the matter to be brought before the meeting and the reasons for the proposal. The shareholder must also provide us with his or her name and address of record, the number of shares of Common Stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Michael T. Winslow

Senior Vice President, General Counsel,

and Corporate Secretary

March 28, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

STANCORP FINANCIAL GROUP, INC.

PROXY

The undersigned hereby appoints Eric E. Parsons, Cindy J. McPike and Michael T. Winslow as proxies, with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 9, 2005 or any adjournment thereof. If this Proxy is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board’s recommendations.

401(k) Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under that Plan, the Trustee holding the assets of the Plan has agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustee to vote all such shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the Web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, this proxy will be voted FOR Items 1 & 2. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders. Please Mark Here for Address Change or Comments SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 & 2.

Item 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN

Class III Nominees:

01 Frederick W. Buckman 02 John E. Chapoton 03 Wanda G. Henton 04 Ronald E. Timpe

FOR ALL NOMINEES WITHHOLD AUTHORITY listed to the left (except as to vote for the nominees marked to the contrary) listed to the left

Item 2. PROPOSAL TO RATIFY APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Instruction: To withhold authority to vote for any nominee, write the number(s) of the nominees(s) in the space provided below.)

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sfg

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at www.stancorpfinancial.com/reports.

March 28, 2005

Dear Shareholder:

Thank you for consenting to receive our 2004 Annual Report to Shareholders and the Proxy Statement for our 2005 Annual Meeting of Shareholders electronically via the Internet. You may view this material by simply logging onto www.stancorpfinancial.com/reports.

Your vote is important to us. You may vote your shares via the Internet, by telephone or by completing the enclosed proxy card and returning it in the envelope provided.

Should you desire to revoke your consent to receive our material electronically, you may do so by contacting our transfer agent, Mellon Investor Services at www.melloninvestor.com or 1-800-303-3963.

Once again, we value you as a shareholder and sincerely appreciate your vote.

Sincerely,

Michael T. Winslow, JD
Senior Vice President, General Counsel and Corporate Secretary